Ernst & Young LLP Suite 3000 801 Grand Avenue Des Moines, IA 50309-2764	Phone: (515) 243-2727 www.ey.com
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the captions “Financial Statements” and “Financial Highlights” in each of the Prospectuses in Part A and in “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firms” in the Statement of Additional Information in Part B, and to the incorporation by reference in Part B of our report dated December 21, 2007, on the 2007 financial statements and the financial highlights of Principal Investors Fund, Inc., filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 57 to Form N-1A Registration Statement under the Securities Act of 1933 (No. 33-59474).
/s/ Ernst & Young LLP
Des Moines, Iowa
February 15, 2008